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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT ENGINEERS

     Williamson Petroleum consultants, Inc. (Williamson) hereby consents to the reference to Williamson and our report entitled "Evaluation of Oil and Gas Reserves to the Interests of Western Gas Resources, Inc. In the Black Lake Field, Natchitoches Parish, Louisiana, Effective June 30, 1996, for Disclosure to the Securities and Exchange Commission, Williamson Project 6.8418" in Western Gas Resources, Inc. Prospectus Supplement to Prospectus dated October 11, 1996 to be filed on November 22, 1996.


                                       WILLIAMSON PETROLEUM CONSULTANTS, INC.


     Houston, Texas
     November 19, 1996